EXHIBIT 10(e)

IMPERIAL SUGAR COMPANY

SUMMARY MANAGEMENT INCENTIVE PLAN

The Company has adopted Management Incentive Plans for Fiscal 2008 and 2009 for executive officers and certain other participants. The plans provide for cash bonuses based on achievement of a combination of individual performance goals and corporate targets. The Fiscal 2008 Plan was originally based on the Company’s attainment of certain EBITDA goals, but was amended in April 2008 after the Port Wentworth refinery explosion. The corporate targets were amended from an EBITDA goal to objectives focused on the response to the Port Wentworth explosion and business opportunities for fiscal year 2009. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The achievement of individual performance goals and corporate profitability targets results in an incentive payment based on a participant’s bonus opportunity, which is set at a percentage of the participant’s base salary and is based on the participants responsibilities and position within the Company.

Fiscal 2008 Plan

A specified portion of the target bonus opportunity is allocated to individual performance goals, which are quantifiable and result in payment only if the individual performance goals are reached and the remainder of the bonus is allocated to achievement of the corporate targets.

Fiscal 2009 Plan

The fiscal 2009 plan is conceptually similar to the original 2008 plan and uses EBITDA, recovery of insurance proceeds from the Port Wentworth refinery explosion and Port Wentworth production volume in determining corporate targets. Individual performance goals will be treated similar to the 2008 plan. Twenty-five percent of an officer’s target bonus will be paid when a specific level of the corporate objectives is achieved and that percentage will increase in varying degrees through 100% of target bonus at a specified level of EBITDA and a maximum of 200% of target bonus when a higher level of the corporate objectives are achieved.

Executive Officer	Target Percentage of Salary
John C. Sheptor	100
Louis Bolognini	50
Patrick D. Henneberry	50
H.P. Mechler	50
George Muller	30
J. Eric Story	30

The corporate profitability component represents 80% of the target for Mr. Sheptor, 70% of the target for Mr. Henneberry Mr. Mechler and Mr. Bolognini and 50% of the target for the remaining executive officers.